                                  EXHIBIT 5.1

                        [LETTERHEAD OF INTERTAN, INC.]

February 14, 2000

InterTAN, Inc.                                                  Exhibit 5.1
3300 Highway # 7, Suite 904                                     -----------
Concord, Ontario
L4K 4M3


Dear Sirs:

        As Vice President, Secretary and General Counsel of InterTAN, Inc., a Delaware corporation (the "Company"), I have acted as counsel to the Company in connection with the preparation and filing of the Company's Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") in connection with the Company's Plan for 1999 Non-Employee Director Non-Qualified Stock Options (the "Plan"). The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the "Act"), of 210,000 shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), to be issued and sold under the Plan.

        In furnishing this option, I, or attorneys under my supervision, have examined the Restated Certificate of Incorporation and By-laws of the Company, resolutions adopted by the Company's Board of Directors relating to the issuance and sale of the Common Stock pursuant to the Plan and such corporate records and other documents as I have deemed necessary or appropriate for the purposes of this opinion.

        On the basis of the foregoing, I am of the opinion that: (i) the Company was incorporated, exists and is in good standing under the laws of the State of Delaware, and (ii) the shares of Common Stock are duly authorized and, when issued and paid for in the manner specified in the Plan, will be validly issued, fully paid and non-assessable.

        I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, I do not admit that I come within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours truly,

/s/ Jeffrey A. Losch

Jeffrey A. Losch